Exhibit 10.50
Director Compensation
          Each director of A. Schulman, Inc. (the “Corporation”) who is not an employee of the Corporation shall receive an annual retainer fee of $60,000 for attending up to 24 meetings per fiscal year. For each meeting attended in excess of 24 meetings in a calendar year, each director shall receive an additional per meeting fee of $1,500. Directors with significant additional duties shall receive the following additional retainers: (i) $20,000 for the lead independent director; (ii) $17,500 for the Audit Committee chairperson; (iii) $12,500 for the Compensation Committee chairperson; and (iv) $10,000 for all other committee chairpersons. Each Director has the option to defer payment of all or a specified portion of his or her director’s fees under the terms of the Directors Deferred Units Plan. Non-employee directors are also eligible for grants under the Corporation’s equity award plans.